SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K

                        CURRENT REPORT


  Pursuant to Section 13 or 15(d) of The Securities Act of 1934

 Date of Report (Date of earliest event reported): March 16, 2000


                  Leak-X Environmental Corporation
       (Exact name of registrant as specified in its charter)


     Delaware                    0-17776                 23-2823596
(State or other jurisdiction (Commission File Number)  (IRS Employer
 of incorporation)                                   Identification No.)



790 East Market Street, Suite 270,  West Chester, Pennsylvania  19382
            (Address of principal executive offices)  (zip code)


Registrant's Telephone Number, including Area Code:   (610) 344-3380


                                   N/A
 (Former name or former address, if changed since last report)


Item 5.  Other Events

     In its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2000, Leak-X Environmental Corporation (the
"Company") reported that it was in an over advance position under its Loan Agreement with its lender, First Union National Bank ("the Bank") by approximately $101,000. Subsequent to the Company's filing of the foregoing Form 8-K, the Company received a formal notice from the Bank that the over advance constitutes an event of default under the Loan Agreement and that all amounts outstanding under the Note, currently $434,722.69, are immediately due and payable in full and the Bank has reserved its right, at its option, to exercise all rights and remedies available to it under the Loan Agreement.

     The Company is still trying to secure alternative financing and negotiate repayment terms of the outstanding balance with the Bank. If the negotiations for relief with the Bank are unsuccessful and if the Company cannot meet the Bank's demand for payment by obtaining alternate financing, the Bank would have the right to commence legal action against the Company for the repayment of the entire debt and to proceed against the Company's assets. Such an event would likely prevent the Company from continuing as a going concern.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

     The statements contained herein include forward looking statements that involve a number of risks and uncertainties. In addition to the facts discussed, among the other factors that could cause actual results to differ materially are the following: the ability of the Company to negotiate acceptable repayment terms with the Bank or to obtain alternative financing; enforcement of environmental regulations; business conditions; and growth in the industry and general economy; and competitive factors, such as rival designs and prices; and changes in sales mix.


SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      LEAK-X ENVIRONMENTAL CORPORATION
                                      (Registrant)

                                      Dated:  March 17, 2000
                                      By:  /s/ Joyce A. Rizzo
                                      Name: Joyce A. Rizzo
                                      Title: Chief Executive Officer